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                                                                 Exhibit 10.77

[LETTERHEAD OF INFORMIX]


July 31, 2000



Mr. Peter Gyenes
40 Heath Hill
Brookline, MA 02146

Dear Peter:

This letter confirms the recent actions of the Compensation Committee of the Board of Directors. Effective July 14, 2000, your annual base compensation is $600,000, payable in equal, semi-monthly installments. You will also participate in the Executive Incentive Compensation Plan, effective July 1, 2000, at a target incentive of 100% of this annual base. For fiscal 2000, 25% of this annual target incentive shall be guaranteed.

The Board of Directors has approved a non-qualified stock option under the Corporation's 1994 Stock Option and Award Plan of 1,500,000 shares, priced on July 13, 2000 at $4.9375. Twenty-five percent (25%) of these options shall be exercisable on or after the first anniversary of the effective date, and an additional 2.08% shall be exercisable on or after each one-month anniversary thereafter.

You will also receive a retention bonus of $875,000, payable immediately, with an equal retention bonus payment of $875,000 to be paid on April 15, 2001, pending your active continuance in your executive management position at that time. Your involuntary termination or a Change of Control prior to April 15, 2001 will accelerate the second payment to the date of your actual termination.

For the Compensation Committee


/s/ Wayne E. Page

Wayne E. Page
Vice President-Human Resources